Rule 424(b)(3) File Nos. 333-59614 and 333-59614-01

DATED MARCH 2, 2004

PROSPECTUS SUPPLEMENT NO. 20
(To Prospectus Dated September 5, 2001)

$675,000,000
AGGREGATE PRINCIPAL AMOUNT
AT MATURITY

[COUNTRYWIDE FINANCIAL CORPORATION LOGO]

LIQUID YIELD OPTION(TM)NOTES DUE 2031
(ZERO COUPON -- SENIOR)
AND
COMMON SHARES ISSUABLE UPON
CONVERSION AND/OR PURCHASE OF THE LYONS

FULLY AND UNCONDITIONALLY GUARANTEED
TO THE EXTENT DESCRIBED IN THE PROSPECTUS BY
COUNTRYWIDE HOME LOANS, INC.

        This prospectus supplement supplements the prospectus dated September 5, 2001 and all prospectus supplements thereto relating to the resale from time to time by selling securityholders of the LYONs and the shares of our common stock issued upon purchase by us, or conversion, of such LYONs.

         INVESTING IN THE LYONS INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

        Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

(TM) TRADEMARK OF MERRILL LYNCH&CO., INC.

         The section of the prospectus entitled "SELLING SECURITYHOLDERS" is amended and restated in its entirety to read as follows:

SELLING SECURITYHOLDERS

         The LYONs were originally issued by us to and resold by Merrill Lynch in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the LYONs listed below and shares of common stock issued upon purchase by us, or conversion, of such LYONs. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

         The table below sets forth the name of each selling securityholder, the aggregate principal amount at maturity of LYONs that each selling securityholder may offer pursuant to this prospectus and the number of common shares into which such LYONs are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

         We have prepared the table below based on information given to us by the selling securityholders on or prior to March 2, 2004. However, any or all of the LYONs or common shares listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of LYONs or common shares that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their LYONs since the date as of which the information in the table is presented.

         Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements. From time to time, additional information concerning ownership of the LYONs and common shares may rest with certain holders thereof not named in the table below and of whom we are unaware.

                                                     Aggregate                        Number of Common    Percentage of
                                                     Principal       Percentage of   Shares that May Be   Common Shares
                          Name                       Amount at           LYONs            Sold (1)       Outstanding (2)
                                                 Maturity of LYONs    Outstanding
                                                  that May Be Sold
         AIG SoundShore Holdings, Ltd.                 $  4,643,000               *              53,720                 *
         AIG  SoundShore   Opportunity  Holding
         Fund, Ltd.                                    $  2,813,000               *              32,546                 *
         AIG   SoundShore   Strategic   Holding
         Fund, Ltd.                                    $  2,294,000               *              26,541                 *
         American  Long Term  Care  Reinsurance
         Group                                         $  1,275,000               *              14,751                 *
         AmerUs Life Insurance Company                  $   365,000               *               4,223                 *
         Arpeggio Fund, LP                             $  1,200,000               *              13,884                 *
         Associated  Electric &Gas  Insurance
         Services Limited                               $   500,000               *               5,785                 *
         BankAmerica Pension Plan                      $  6,000,000               *              69,420                 *
         Bankers Life Insurance Company                 $    45,000               *                 521                 *
         Barclays Capital Securities                   $  2,700,000               *              31,239                 *
         Bear, Stearns&Co. Inc.                      $ 20,000,000           2.96%             231,400                 *
         Cater Allen International Ltd.                $ 35,000,000           5.19%             404,950                 *
         CEMEX Pension Plan                             $   150,000               *               1,736                 *
         City of Albany Pension Plan                    $   180,000               *               2,083                 *
         Clarica Life Insurance Co. - U.S.              $   845,000               *               9,777                 *
         Commonwealth   Professional  Assurance         $   670,000               *               7,751                 *
         Co.
         Conseco Annuity Assurance
         Multi-Bucket Annuity Convertible Bond         $  2,500,000               *              28,925                 *
         Fund
         Credit  Industriel  D'  Alsace  Et  De        $ 13,500,000           2.00%             156,195                 *
         Lorraine
         Credit Lyonnais Securities (USA) Inc.         $  5,000,000               *              57,850                 *
         Credit Suisse First Boston Corporation        $  3,000,000               *              34,710                 *
         Credit Suisse First Boston LLC                $  2,500,000               *              28,925                 *
         Delta    Pilots     Disability     And
         Survivorship Trust                            $  1,050,000               *              12,148                 *
         D.E. Shaw Investments, L.P.                   $ 10,000,000           1.48%             115,700                 *
         D.E. Shaw Valence, L.P.                       $ 40,000,000           5.93%             462,800                 *
         Deutsche Banc Alex Brown Inc.                 $ 27,600,000           4.09%             319,332                 *
         Dexia Money 3M                                $ 12,000,000           1.78%             138,840                 *
         Dexia Money&Getec                           $ 12,000,000           1.78%             138,840                 *
         Dexia Money&Risk Arbitrage                  $  6,000,000               *              69,420                 *
         Drury University                               $    60,000               *                 694                 *
         Excellus Health Plan                          $  5,100,000               *              59,007                 *
         First Union National Bank                     $ 35,100,000           5.20%             406,107                 *
         Forest Alternative  Strategies Fund II
         L.P. ASM                                      $  2,000,000               *              23,140                 *
         Forest Fulcrum Fund L.P.                      $  9,479,000           1.40%             109,672                 *
         Forest Global Convertible Fund A5             $ 43,763,000           6.48%             506,338                 *
         Global Bermuda LP                             $  1,000,000               *              11,570                 *
         Greek Catholic Union                           $    50,000               *                 579                 *
         Greek Catholic Union II                        $    45,000               *                 521                 *
         Hartford Life Insurance Company               $ 30,000,000           4.44%             347,100                 *
         Highbridge International LLC                  $ 38,500,000           5.70%             445,445                 *
         H.K. Porter Company, Inc.                      $    50,000               *                 579                 *
         HSBC Tree Zola Managed Trust                   $   300,000               *               3,471                 *
         IL Annuity and Insurance Company              $ 12,700,000           1.88%             146,939                 *
         IMF Convertible Fund                           $   800,000               *               9,256                 *
         Investcorp - SAM Fund Ltd.                    $  3,500,000               *              40,495                 *
         Jackson County  Employees'  Retirement
         System                                         $   225,000               *               2,603                 *
         Jersey (IMA) Ltd.                             $  1,500,000               *              17,355                 *
         J.P. Morgan Securities Inc.                   $ 26,750,000           3.96%             309,498                 *
         KBC Financial Products USA                    $  3,500,000               *              40,495                 *
         Kettering Medical Center Funded
         Depreciation Account                           $   120,000               *               1,388                 *
         Lakeshore International Ltd.                  $  4,000,000               *              46,280                 *
         Lehman Brothers Inc.                          $ 24,590,000           3.64%             284,506                 *
         Lexington (IMA) Limited                       $  2,000,000               *              23,140                 *
         LibertyView Funds L.P.                        $  4,950,000               *              57,271                 *
         LibertyView   Global  Volatility  Fund        $  6,650,000               *              76,940
         L.P.
         LLT Limited                                   $  6,100,000               *              70,577                 *
         Louisiana    Workers'     Compensation
         Corporation                                    $   300,000               *               3,471                 *
         Lutheran Brotherhood                          $  6,700,000               *              77,519                 *
         Lyxor Master Fund                              $   200,000               *               2,314                 *
         Lyxor    Master    Fund   c/o   Forest
         Investment Mngt., L.L.C.                      $ 28,000,000           4.15%             323,960                 *
         McMahan Securities Co. L.P.                   $  5,056,000               *              58,498                 *
         MedAmerica Insurance Co.                      $  3,880,000               *              44,891                 *
         MedAmerica New York                           $  1,430,000               *              16,545                 *
         Merrill Lynch, Pierce,  Fenner&Smith        $ 17,872,000           2.65%             206,779                 *
         Inc.
         MLQA Convertible  Securities Arbitrage
         Ltd.                                          $ 35,000,000           5.19%             404,950                 *
         Morgan Stanley&Co.                          $ 15,000,000           2.22%             173,550                 *
         Nicholas  Applegate  Investment  Grade
         Convertible                                    $    13,000               *                 150                 *
         Nomura Securities International Inc.          $ 49,500,000           7.33%             572,715                 *
         Oz Master Fund, Ltd.                          $ 18,000,000           2.67%             208,260                 *
         Peoples Benefit Life Insurance Company        $  4,000,000               *              46,280                 *
         RAM Trading Ltd.                              $ 25,000,000                             289,250                 *
         RBC Capital Services Inc.                      $   579,000               *               6,699                 *
         Relative Value International  Holdings        $  4,500,000               *              52,065                 *
         LLC
         Rhapsody Fund, LP                             $  4,200,000               *              48,594                 *
         Royal Bank of Canada                          $ 20,000,000           2.96%             231,400                 *
         Salomon Smith Barney, Inc.                    $  1,750,000               *              20,248                 *
         SAM Investments LDC                           $ 75,000,000          11.11%             867,750                 *
         SCI  Endowment  Care Common Trust Fund
         - First Union                                  $   130,000               *               1,504                 *
         SCI  Endowment  Care Common Trust Fund
         - National Fiduciary Services                  $   350,000               *               4,050                 *
         SCI  Endowment  Care Common Trust Fund
         - Suntrust                                     $   140,000               *               1,620                 *
         St. Albans Partners Ltd.                      $ 10,000,000           1.48%             115,700                 *
         Susquehanna Capital Group                     $ 20,000,000           2.96%             231,400                 *
         Sylvan IMA Ltd.                               $  1,329,000               *              15,377                 *
         Tokai Asia Limited                            $ 11,500,000           1.70%             133,055                 *
         Triborough Partners QP, LLC                   $  2,000,000               *              23,140                 *
         Tufts Associated Health Plans                 $  1,410,000               *              16,313                 *
         UBS O'Connor LLC                              $  6,700,000               *              77,519                 *
         UMass Memorial Health Care                     $   400,000               *               4,628                 *
         UMass Memorial Investment Partnership          $   400,000               *               4,628                 *
         Unifi,  Inc.  Profit  Sharing Plan and         $   200,000               *               2,314                 *
         Trust
         Union Carbide Retirement Account              $  2,600,000               *              30,082                 *
         University of Massachusetts                    $   460,000               *               5,322                 *
         White River Securities L.L.C.                 $ 20,000,000           2.96%             231,400                 *
         Zurich Master Hedge Fund                      $  5,000,000               *              57,850                 *
         All Other  Holders  of LYONs or Future
         Transferees,     Pledgees,     Donees,
         Assignees  or  Successors  of any such
         Holders (3) (4)                               $          0               *                   0                 *

         Total                                    $ 675,000,000 (5)            100%           7,809,750             6.51%

 * Less than one percent (1%).
(1)	Assumes conversion of all of the holder's LYONs at a conversion rate of 11.57 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights--Conversion Rate and Delivery of Common Shares." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 120,001,944 common shares outstanding as of August 1, 2001. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.

(3)	Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4)	Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any common shares other than common shares issuable upon conversion of the LYONs at the initial conversion rate.

(5)	As noted above, the selling securityholders listed in the foregoing table may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their LYONs since the date as of which the information in the table is presented. Further, any such exempt transactions may result in outdated and/or duplicative information with respect to each selling securityholder's aggregate principal amount at maturity of LYONs and the number of common shares into which such LYONs are convertible, as well as the applicable percentages of LYONs and common shares outstanding, all as set forth above in the table. Accordingly, the sum of such amounts, numbers or percentages for the individual selling securityholders may exceed the actual amounts, numbers or percentages reflected in total.

The date of this prospectus supplement is March 2, 2004.